DATED THIS 01 DAY OF August, 2019

BETWEEN

BIONEXUS GENE LAB SDN BHD
(Company No. / Registration No. 1139073-T)
("Sponsor")

AND

INSTITUT JANTUNG NEGARA SDN. BHD.
(Company No. 245794-V)
("Institution")

AND

Dato Dr Amin Ariff Bin Nuruddin
([Malaysian] National Registration Identity Card No. [NEW 580707075545] /
("Principal Investigator")

AGREEMENT FOR THE DEVELOPMENT BLOOD-BASED GENOMIC SIGNATURES IN ACUTE MYOCARDIAL INFARCTION RISK PREDICTION RESEARCH PROPOSAL

TABLE OF CONTENTS

10

This **AGREEMENT FOR AGREEMENT THE DEVELOPMENT BLOOD-BASED GENOMIC SIGNATURES IN ACUTE MYOCARDIAL INFARCTION RISK PREDICTION RESEARCH PROPOSAL]** dated this 01 August, 2019 **("this Agreement")** is between:

(1) **"Sponsor":**

Full Name	:	**Bionexus Gene Lab Sdn Bhd**
Company No. / Registration No.	:	**1139073-T**
Jurisdiction and Law Governing Incorporation	:	**MALAYSIA**
Registered Address	:	**919 Block A Kelana Centre Point, 3 Jalan SS7/19 Kelana Jaya, 47301 Petaling Jaya, Selangor**
Business Address	:	**10-2 Tower B, Vertical Business Suite, 8 Jalan Kerinchi, Bangsar South, 59200 Kuala Lumpur**

and

(2) **"Institution":**

Full Name	:	**INSTITUT JANTUNG NEGARA SDN. BHD.**
Company No. / Registration No.	:	**245794-V**
Jurisdiction and Law Governing Incorporation	:	**Malaysian Companies Act, 2016**
Registered Address	:	**No. 145, Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia**
Business Address	:	**Similar as above.**

and

(3) **"Principal Investigator":**

Full Name	:	**Dato Dr Amin Ariff Bin Nuruddin**
[Malaysian] National Registration Identity	:	**[NEW [580707075545]**

Card No. / Passport No.

Designation : **Head of Cardiology, Institut Jantung Negara (National Heart Institute)**

Address : **No. 145, Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia**

(The Sponsor, the Institution and the Principal Investigator, are collectively referred to as **"Parties"**.)

RECITALS:

A. The Parties

(1) The Sponsor is a company engaged in the business of screening of blood-based genomic signature to detect the risk of diseases/disorders.

(2) (a) The Institution is a Malaysian private limited company operating the business of Institut Jantung Negara, Malaysia's National Heart Institute.

(b) Malaysia's National Heart Institute is the national referral centre for Acute Myocardial Infraction diseases which provide diagnostic, medical and surgical services.

(3) The Principal Investigator is an employee of the Institution. He is an experienced cardiologist and an interventionist.

B. The Sponsor intends to commission the Institution to carry out a study on the development from a blood-based gene expression panel for early prediction of heart attack risks (**"Research Project"**).

C. The Institution, through the Principal Investigator has the expertise required by the Sponsor to provide heart attack patients' blood samples to be processed with Sponsor equipment and software. The result of the process will be presented to the Principal Investigator for review and comment

D. The Sponsor intends to appoint the Institution and the Principal Investigator to carry out the Research Project. The Institution and the Principal Investigator intend to accept this appointment.

E. This Agreement provides for the terms relating to the Research Project.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

Throughout this Agreement, the following words and expressions shall have their respective meanings assigned to them on the right, unless the context otherwise provides:

"this Agreement" means:

(a) this written Agreement for the development from a blood-based gene expression panel for early prediction of Acute Myocardial Infraction diseases risks executed between the Parties;

(b) all its appendices appended to it; and

(c) all amendments to it and all its appendices, made from time to time and mutually agreed upon by the Parties by way of:

(i) a supplemental agreement between the Parties; or

(ii) by way of a letter, exchanged between and signed by the duly authorised representatives of the Parties;

"Case Report Forms" and "e-Case Report Forms" means the completed research subject case report forms and an electronic database / remote data entry, respectively for each research subject as illustrated in Clause 6.4(a)(ii);

"Conditions Precedent" means the conditions as listed in Clause 4.1 and pursuant to Clause 4.3 that must be fulfilled before the Research Project can commence;

"Confidential Information" means all the confidential information as listed in Clause 9.1;

"Event of Force Majeure" means the events as listed in Clause 14.1;

"Initiation Meeting" means a meeting to be held by the Parties after all Conditions Precedent have been fulfilled as stated in Clause 4.2(a);

"Institution" means:

Full Name	:	**Institut Jantung Negara Sdn. Bhd.**
Company No. / Registration No.	:	**245794-V**
Jurisdiction and Law Governing Incorporation	:	**Malaysian Companies Act, 2016**
Registered Address	:	**No. 145, Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia**
Business Address	:	**Similar as above;**

and include its permitted successors and assigns;

"Intellectual Property" means copyright, trade mark, industrial design, patent, layout design of integrated circuit, business method, domain name, trade secret and any other intellectual property in any field or industry;

"Intellectual Property Rights" means all present and future rights conferred by applicable law of and to Malaysia, in or in relation to any Intellectual Property;

"IRB / IEC" means the relevant Institutional Review Board / Independent Ethics Committee, a committee formally designated to approve, monitor and review the Research Project;

"Mobilisation Fee" means the amount stated in Clause 7.1;

"Parties" means the Sponsor, the Institution and the Principal Investigator collectively;

"Principal Investigator" means:

Full Name	:	**Dato Dr Amin Ariff Bin Nuruddin**
[Malaysian] National Registration Identity Card No. / Passport No.	:	**[NEW 580707075545]**
Designation	:	**Head of Cardiology, Institut Jantung Negara (National Heart Institute)**
Address	:	**No. 145, Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia**

"Research Fund" means the sum stated in Clause 2.3 being payment for the Joint-Research Project;

"Research Project" means the development from a blood-based gene expression panel for early prediction of Acute Myocardial Infraction diseases risks;

"Research Project Period" means the duration of the Research Project as stated in Clause 5;

"Research Project Result" means results of the Research Project as illustrated in Clause 10.2;

"Research Protocol" means the Research Project's protocol appended to this Agreement as **Appendix 1** as referred to in Clause 6.1(a);

"Sponsor" means:

Full Name	:	**Bionexus Gene Lab Sdn Bhd**
Company No. / Registration No.	:	**1139073-T**

Jurisdiction and Law Governing Incorporation	:	**Malaysia**
Registered Address	:	**919 Block A Kelana Centre Point, 3 Jalan SS7/19 Kelana Jaya, 47301 Petaling Jaya, Selangor**
Business Address	:	**10-2 Tower B, Vertical Business Suite, 8 Jalan Kerinchi, Bangsar South, 59200 Kuala Lumpur**

and include its permitted successors and assigns; and

"Sub-Investigator(s)" means sub-investigator(s) and / or other relevant person(s), such as collaborating physician(s), and his (their) substitutes, so appointed by the Principal Investigator in accordance with Clause 6.2(d), to assist him in carrying out the Research Project.

1.2 Interpretation

(a) Grammatical Variations, Gender and Number

(i) Where any word or expression is defined in a written law, the definition shall extend to all grammatical variations and cognate expressions of the word or expression so defined.

(ii) Words and expressions importing the masculine gender include females.

(iii) Words and expressions in the singular include the plural, and words and expressions in the plural include the singular.

(b) Computation of Time

(i) In computing time for the purposes of this Agreement:

(aa) a period of days from the happening of an event or the doing of any act or thing shall be deemed to be inclusive of the day on which the event happens or the act or thing is done;

(bb) if the last day of the period is a weekly holiday or a public holiday in Kuala Lumpur (**"Excluded Day"**), the period shall include the next following day which is not an Excluded Day(s);

(cc) where any act or proceeding is directed or allowed to be done or taken on a certain day, then, if that day happens to be an Excluded Day, the act or proceeding shall be considered as done or taken in due time if it is done or taken on the next following day which is not an Excluded Day(s); and

(dd) where any act or proceeding is directed or allowed to be done or taken within any time not exceeding six (6) days, Excluded Day(s) shall not be reckoned in the computation of the time.

(ii) Where no time is prescribed within which anything shall be done, that thing shall be done with all convenient speed and as often as the prescribed occasion arises.

(iii) For the avoidance of doubt:

(aa) month shall mean a month reckoned according to the Gregorian calendar; and

(bb) year shall mean a year reckoned according to the Gregorian calendar.

(c) <u>Reference to Written Laws</u>

(i) A reference to a particular written law:

(aa) is a reference to that law as amended or extended from time to time, so far as such amendment or extension applies or is capable of applying to this Agreement; and

(bb) includes a reference to any subsidiary legislation made thereunder.

(ii) Where any written law or any provision of a written law is repealed and re-enacted (with or without modification), references in any other written law to the law or provision so repealed shall be construed as references to the re-enacted law or provision.

(d) The Recitals to this Agreement shall be taken, read and construed as an essential part of this Agreement.

(e) All references to a Clause and Appendix are references, where the context so admits, to a Clause and Appendix in this Agreement.

(f) The Clause headings in this Agreement are for ease of reference only and shall not be taken into account in the construction or interpretation of the Clauses to which they refer.

(g) Words denoting an obligation on the Parties to do any act, matter or thing include an obligation to procure that it be done and words placing the Parties under a restriction include an obligation not to permit infringement of the restriction.

(h) No rule of construction or interpretation shall apply to prejudice the interest of the party preparing this Agreement.

2. AGREEMENT TO APPOINT

2.1 The Sponsor hereby agrees to appoint the Institution and the Principal Investigator to carry out a study on the Research Project at the Institution's premises..

2.2 The Institution and the Principal Investigator hereby agree to accept the appointment to carry out the review on the Research Project upon the terms of this Agreement.

2.3 In consideration of the Sponsor agreeing to appoint and the Institution and the Principal Investigator agreeing to accept the appointment, the Sponsor shall pay the Institution the Study Payment in the amount as per APPENDIX 2

3. EFFECTIVE DATE OF THIS AGREEMENT

This Agreement is effective as of 01 August 2019

4. CONDITIONS PRECEDENT TO COMMENCEMENT OF RESEARCH PROJECT

4.1 Before the Research Project can commence, the following Conditions Precedent must be fulfilled by the Parties individually or collectively:

(a) approval of, among others, the Research Protocol and any modifications and amendments thereto, written informed consent forms and consent forms updates, research subjects recruitment procedures, written information to be provided to research subjects, Principal Investigator's and Sub-Investigator's(s') brochure, available safety information, information about payment and compensation available to research subjects, the Principal Investigator's and Sub-Investigator's(s') current curriculum vitae and / or other documentation

evidencing qualification, and any other documents required by the IRB / IEC, have been obtained;

(b) all other relevant authorisations, consents, approvals, licences, clearances and formalities, among others, required of the Parties and the Research Project, have been obtained;

(c) payment of the Mobilisation Fee by the Sponsor to start the research in Sponsor laboratory within fourteen (14) days from the date of this Agreement; and

(d) all other relevant acts or things required of the Parties to be done, in relation to the Research Project.

4.2 (a) Once all Conditions Precedent have been fulfilled, the Parties shall thereafter conduct an Initiation Meeting on the Research Project.

(b) If any one (1) or more Conditions Precedent cannot be fulfilled in time before the Research Project must commence, the Parties may waive the fulfillment of such Conditions Precedent before the commencement of the Research Project.

(c) Such Conditions Precedent must be fulfilled during the Research Project Period unless fulfillment of such Conditions Precedent is / are waived by the Parties to the extent permitted.

(d) Any consent to waive such Conditions Precedent must be mutually agreed upon by the Parties in writing.

4.3 The Research Project shall commence immediately after the Initiation Meeting, unless there are any other Conditions Precedent that must be first fulfilled as discussed during the Initiation Meeting.

5. RESEARCH PROJECT PERIOD

5.1 The Research Project Period begins after the Initiation Meeting on the day that it is convened and ends on 28 February 2020 or on the day the Research Project is completed as described in Clause 6.5, whichever is the earlier, unless:

(a) the Parties mutually agree in writing to extend the Research Project Period to the extent permitted; or

(b) this Agreement ends before the expiry of the Research Project Period pursuant to the terms of this Agreement; or

(c) this Agreement ends by operation of law.

6. RESEARCH PROJECT

6.1 Conduct of Research Project

(a) The Research Project shall be carried out in accordance with the terms of the final Research Protocol, which has been approved by the IRB / IEC, as appended to this Agreement as **Appendix 1**.

(b) Any modifications and amendments required to be made to the Research Protocol shall be made in accordance with the terms of this Agreement and shall be further subject to the written approval of the IRB / IEC (if required).

(c) If there is a conflict between the Research Protocol and this Agreement on non-clinical terms, the terms of this Agreement shall prevail.

(d) In carrying out the Research Project, the Parties shall comply with:

(i) all applicable laws of and to Malaysia;

(ii) all requirements and policies governing this Agreement; and

(iii) the Institution's policies.

6.2 Responsibilities of the Parties

(a) The Sponsor

(i) The Sponsor shall be responsible for the following:

(aa) the funding of the Research Project throughout the Research Project Period estimated around RM18,000; and

(bb) to provide for adequate payment and / or compensation to the Institution, the Principal Investigator, his substitute appointed pursuant to Clause 6.2(c)(ii), Sub-Investigator(s), the research subjects, and the Institution's representatives, agents, officers and employees, if the need arises and / or a claim is made by and / or against them.

(b) The Sponsor and the Institution

The Sponsor and the Institution respectively shall provide and / or supply sufficient quantities of, among others, the necessary facilities, equipments, devices, drugs, clinical supplies, materials and resources, within their means, for the Principal Investigator to carry out the Research Project.

INSTITUT JANTUNG NEGARA IJNSB

(c) The Principal Investigator

(i) The Principal Investigator shall be responsible to carry out, direct and supervise on the Research Project.

(ii) (aa) If the Principal Investigator:

(1) is unable or is not in the position to continue with the carrying out of the Joint-Research Project; or

(2) will be leaving the Institution; or

(3) dies;

the Institution and / or the Principal Investigator shall notify the Sponsor and the IRB / IEC (if required) in writing, as soon as practicable.

(bb) In any of the above circumstances, the Institution and / or the Principal Investigator may propose a substitute. Such right to propose, if exercised, must be done as soon as practicable.

(cc) The substitute to the Principal Investigator so proposed must be approved, in writing by the Sponsor, the Institution and the IRB / IEC (if required), and the Parties or the remaining parties to this Agreement, shall procure that such substitute:

(1) agree to the terms of this Agreement; and

(2) execute document(s) evidencing such agreement with the Sponsor and the Institution.

(dd) This Agreement shall thereafter be terminated and document(s) evidencing such termination shall be executed between the Parties or the remaining parties to this Agreement.

(d) The Sub-Investigator(s)

(i) (aa) The Principal Investigator shall, during the Research Project Period, upon first notifying the Sponsor, the Institution and the IRB / IEC and if required, upon obtaining their approval, have the sole right to appoint Sub-Investigator(s), to assist him in carrying out the Joint-Research Project.

(bb) (1) The Sub-Investigator(s) shall be provided with a copy of the Research Protocol, required to carry out the Research Project.

(2) The Principal Investigator shall procure for the Sub-Investigator(s) to agree to all the terms of this Agreement affecting the conduct of the Research Project.

(3) The Sub-Investigator(s) shall execute document(s) evidencing such agreement with the Parties.

(4) Thereafter, the Sub-Investigator(s) shall be provided with the necessary training (if necessary) on the conduct of the Research Project.

(ii) (aa) If the Sub-Investigator(s):

(1) is / are unable or is / are not in the position to continue with the carrying out of the Research Project; or

(2) will be leaving the Institution; or

(3) die(s);

the Institution and / or the Principal Investigator shall notify the Sponsor and the IRB / IEC (if required) in writing, as soon as practicable.

(bb) In any of the above circumstances, the Principal Investigator may propose a substitute.

(cc) The terms of Clause 6.2(d)(i)(bb) shall apply once the Principal Investigator has first notified the Sponsor, the Institution and the IRB / IEC and if required, upon obtaining their approval on the appointment of the proposed substitute to such Sub-Investigator(s).

(dd) The initial document(s) evidencing the agreement stated in Clause 6.2(d)(i)(bb)(3) shall thereafter be terminated.

6.3 Access to Research Project

(a) The Sponsor may arrange with the Institution and the Principal Investigator, at reasonably and mutually agreeable time and period, during the Research Project Period, to:

(i) meet the Principal Investigator and the Sub-Investigator(s);

(ii) examine and inspect the Sponsor's facilities utilised for the Research Project during the Institution's business hours; and

(iii) inspect and audit all information and data, work product and end-product of the Research Project (subject to applicable research subject confidentiality considerations and all applicable laws, regulations and policies);

to enable the Institution to verify that the Research Project is being conducted in conformity with this Agreement, at the costs and expense of the Institution.

(b) The Sponsor may have and / or make copies of all information and data, work product and end-product of the Research Project during the inspection, contained in whatever form, upon request by the Sponsor to the Institution and the Principal Investigator, at the costs and expense of the Sponsor.

(c) (i) The Institution shall be responsible for the conduct of its representatives during the meeting and examination and inspection exercise.

(ii) The Institution shall be liable for any:

(aa) hurt caused to the Principal Investigator, his substitute appointed pursuant to Clause 6.2(c)(ii), the Sub-Investigator(s), the research subjects and the Institution's representatives, agents, officers and employees; and / or

(bb) damage or destruction caused to the Sponsor's facilities, equipments, devices, drugs, clinical supplies, materials, resources, information and data, work product and end-product of the Research Project;

due to the negligence of the Sponsor's representatives.

6.4 Records and Reports

(a) During the Research Project Period, the Sponsor shall have the following record keeping and reporting obligations:

(i) preparation and maintenance of complete, accurately written records, accounts, notes, reports and data relating to the Research Project; and

(ii) preparation and submission to the Institution, in a periodic and timely manner during the Research Project Period, of all test results, raw and statistical data and other materials called for in the Research Protocol in Case Report Forms and / or e-Case Report Forms;

(b) The Sponsor shall be entitled to retain, among others, all information and data, records, accounts, notes, reports and data, test results, raw and statistical data, work product and end product relating to the Research Project for archival purposes.

6.5 Completion of Research Project

(a) The Research Project shall be completed upon the following being fulfilled:

(i) completion of the Case Report Forms and / or the e-Case Report Forms by the Sponsor;

(ii) fulfillment of laboratory visit(s) by research subjects participating in the Research Project;

(iii) payment in full of the Laboratory expenses by the Sponsor for the Research Project

(iv) all final documentations required to be provided as listed in the Research Protocol are received and accepted by the Institution; and

(v) all other related and corresponding obligations required of the Parties to be fulfilled.

7. PAYMENT OF RESEARCH FUND

7.1 The Research Fund shall be absorbed by the Sponsor set out in Appendix 2.

7.2 The payment shall be disbursed by the Sponsor to the Institution within 30 working days after invoicing by the institution by way of issuing a banker's draft/ bankers cheque/ cashiers' cheque made payable to "Institut Jantung Negara Sdn Bhd".

7.2 The budget of RM18,000 for the Research Project marked as non-cancelable commitments as set out in the Research Protocol shall be absorbed by the Sponsor.

7.3 The commencement of new case(s) of the Research Project (if any) shall be absorbed by the Sponsor.

INSTITUT JANTUNG NEGARA IJNSB

7.4 If there are any dispute with regards to payment for certain cases of the Research Project, the Sponsor shall not be relieved from its obligation to make payment for other undisputed cases.

7.5 If the Sponsor fails to pay any part of the Research Fund and any additional monies required of the Sponsor to be paid, the Sponsor shall pay 8% interest rate as on the amount due and payable, to be calculated from the expiry of the payment due dates up to the date of actual payment of the amount so due and payable.

7.6 Notwithstanding the foregoing, nothing shall prevent the Parties from agreeing on any settlement mechanism in respect of the outstanding monies due and payable.

7.7 The Research Fund shall be managed by the Sponsor in accordance with finance and accounting best practices and good governance.

7.8 Sales and Services Tax

The Payment herein shall be subject to the enforcement of the Sales and Services Tax ("SST") pursuant to the Sales Tax Act 2018 and Services Tax Act 2018. With effect from its implementation date, the Sponsor shall pay the appropriate SST applicable under the relevant Malaysian taxation law in respect of the works provided that the Institution complies with the following:

(a) it is duly licensed by the relevant Malaysian authorities to collect such SST or tax of similar nature;

(b) the appropriate SST or tax of similar nature for each invoice is included in the relevant invoice at the time of the issuance of the invoice; and

(c) all invoices provided by Institution to the Sponsor shall comply with the relevant law enforced by the Malaysian authorities."

8. REPRESENTATIONS AND WARRANTIES

8.1 The Sponsor, the Institution and the Principal Investigator hereby represent and warrant (where applicable) to each other that:

(a) it is a company / entity duly incorporated and validly existing under its incorporation laws and has the power and authority to enter into, exercise its rights and perform its obligations under this Agreement;

(b) it is conducting its business and operations in compliance with all applicable laws, requirements and policies;

(c) that he is not adjudged a bankrupt and is able to perform his obligations under this Agreement;

(d) all relevant acts or things required of the Parties to be done, in order to enable it / him to lawfully enter into, exercise its / his rights and perform its / his obligations under this Agreement have / has been taken, fulfilled and done;

(e) the execution, delivery and performance of this Agreement will not violate the provisions of:

(i) any applicable law, requirement and policy and that all requirements of any such law, requirement and policy has been fully complied with and satisfied; and

(ii) any contract or other undertaking or instrument to which it / he is a party or which is binding upon it / him;

(f) no steps have been or are being taken to appoint a liquidator, receiver or manager (or any other similar officer) over or to wind up (or for any analogous process in respect of) its operations;

(g) to the best of the knowledge and belief of each party, there are no proceedings before any court, tribunal, government agency or administrative body, current, pending or threatened, affecting or against it / him, which in each case, if determined would materially and adversely affect its financial condition or operations taken as a whole, or impair its rights to carry on its business or its / his ability to observe and perform its / his obligations under this Agreement and it / he has complied with all applicable laws, requirements and policies; and

(h) the contents of all documents and all other information supplied in writing by any party to other parties to this Agreement or its respective representatives, agents, officers or employees during the course of negotiation leading to the execution of this Agreement were, when given, true, accurate and complete in all material respects and there is no fact or matter which has not been disclosed in writing which renders any such document or information untrue or misleading at the date of this Agreement or the effective date of this Agreement or which on the basis of utmost good faith ought to be disclosed to other parties to this Agreement; and

(i) the Sponsor warrants that the drugs, clinical supplies, materials and resources necessary for the Principal Investigator to carry out the Research Project provided by the Sponsor do not infringe any intellectual property rights of any third party.

8.2 The representations, warranties and other statements of the Parties as set forth in this Agreement or made by or on behalf of them respectively, pursuant to this Agreement shall remain in full force and effect regardless of any

investigation (or any statement as to the results thereof) made by or on behalf of other parties to this Agreement.

9. PRIVILEGED AND CONFIDENTIAL INFORMATION

9.1 **"Confidential Information"** shall mean all information and data, contained in whatever form, disclosed by or on behalf of the Sponsor, the Institution and the Principal Investigator respectively to other parties to this Agreement, on proprietary data and information and data relating to the Research Project and the terms of this Agreement, including but not limited to the following:

(a) the Research Protocol and any modifications and amendments thereto, written informed consent forms and consent forms updates, research subjects recruitment procedures, written information to be provided to research subjects, Principal Investigator's and Sub-Investigator's(s') brochure, available safety information, information about payment and compensation available to research subjects;

(b) experimental protocols, test articles, interim results, work product and end-product of the Research Project;

(c) written records, accounts, notes, reports and data relating to the Research Project;

(d) all test results, raw and statistical data and other materials called for in the Research Protocol (Case Report Forms and e-Case Report Forms) for each research subject as provided in the Research Protocol;

(e) any knowledge or information jointly developed by the Sponsor Institution and / or the Principal Investigator, either alone or with others, as a result of their work under this Agreement; and

(f) all other information, records, accounts, notes, reports, data and documentation relating to the Research Project.

9.2 (a) The Parties may use the Confidential Information for purposes of this Agreement only.

(b) Subject to Clause 9.3, the Parties shall not disclose the Confidential Information to any third party.

(c) The provisions of this Clause 9.2 shall survive notwithstanding the expiration or termination of this Agreement in accordance with the terms of this Agreement.

9.3 The restriction imposed by Clause 9.2 above shall not apply to any Confidential Information which:

(a) was known to the Parties prior to the date of disclosure;

(b) becomes known to the Parties after the date of disclosure from a third party:

(i) having a bona fide right to disclose such Confidential Information; or

(ii) owing no obligation of confidentiality to any party to this Agreement;

(c) is or becomes public knowledge through no fault and / or wrongful act of the Parties;

(d) is disclosed to the Parties' representatives, agents, officers and employees, who are involved with the Research Project and only on a need to know basis;

(e) was independently developed by the Parties without use of or reference to such Confidential Information;

(f) is published in accordance with the terms of this Agreement;

(g) the Parties are duty bound, required and / or disclosure of such Confidential Information is necessary:

(i) under applicable laws, requirements and policies; and / or

(ii) to relevant third parties such as to the IRB / IEC, the Parties' legal and financial advisors and auditors;

(h) the Parties are under an obligation to disclose pursuant to an order of a court of competent jurisdiction and / or relevant regulatory authorities;

(i) the Parties consent in writing to disclosure of such Confidential Information; and

(j) the Parties mutually agree in writing that such Confidential Information is no longer subject to the provisions of this Clause 9.

9.4 The Parties are allowed to copy, reproduce and / or distribute the Confidential Information contained in whatever form as may be reasonably and practicably necessary and / or required to carry out their obligations under this Agreement.

9.5 (a) The Parties shall in good faith control and / or limit, when necessary, the use, disclosure, copy, reproduction and distribution of the Confidential Information.

(b) If any parties to this Agreement is under an obligation to disclose any Confidential Information pursuant to an order of a court of competent jurisdiction and / or relevant regulatory authorities, such party shall apply for any appropriate order and / or relief to prevent such disclosure, narrow the scope of such disclosure or to permit disclosure to the extent necessary and legally required.

9.6 The Parties shall indemnify and keep each other indemnified in respect of all damages, costs and expenses (including but not limited to legal costs) which may arise directly or indirectly from any use, disclosure, copy, reproduction and distribution of the Confidential Information not in accordance with the terms of this Agreement.

10. OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS AND PUBLICATION

10.1 The Parties agree that:

(a) all the Intellectual Property Rights in respect of the Research Project Result (as defined in Clause 10.2 below) shall vest in the Sponsor; and

(b) all the Intellectual Property Rights in respect of the Intellectual Property developed and / or created by the Sponsor and Institution/the Principal Investigator in performing their obligations under this Agreement shall vest jointly with the Sponsor and Institution.

10.2 **"Research Project Result"** shall mean all information and data, contained in whatever form, required to be prepared and submitted by the Sponsor received and accepted by Principal Investigator, in a periodic and timely manner, during the Research Project Period, as follows:

(a) end-product of the Research Project;

(b) all test results, raw and statistical data and other materials called for in the Research Protocol in Case Report Forms and / or e-Case Report Forms; and

(c) all final documentations required to be provided as listed in the Research Protocol.

10.3 The Sponsor and Institution/the Principal Investigator have the right to use, publish or publicly present the Research Project Result, before it is published, subject to the Sponsor's written consent having been first obtained. Once it is published by the Sponsor, such consent is no longer required.

10.4 The Sponsor shall indemnify the Institution for any claims made against it:

(a) in the event the drugs, clinical supplies, materials and resources for instance, necessary for the Principal Investigator to carry out the Research Project provided by the Sponsor infringe any intellectual property rights of any third party;

(b) as a result of the utilisation of any Intellectual Property Rights in respect of the Joint-Research Project; and / or

(c) as a result of the utilisation of any Intellectual Property Rights in respect of the Joint-Research Project Result.

11. GENERAL INDEMNITY AND INSURANCE PROVISIONS

11.1 The Sponsor shall indemnify, defend and hold harmless the Institution, Principal Investigator, his substitute appointed pursuant to Clause 6.2(c)(ii), Sub-Investigator(s), the research subjects and the Institution's representatives, agents, officers and employees from and against any demand, claim, action, proceeding or cost and expense of judgment, which may be made or instituted against any of them by reason of personal injury (including death) to any person, or damage to property, arising out of or in connection with the performance of the abovementioned persons' obligations pursuant to this Agreement.

11.2 Notwithstanding the above, the Sponsor shall not be obliged to indemnify or be liable for any such demand, claim, action, proceeding or cost and expense of judgment, in the following circumstances:

(a) if the Institution, the Principal Investigator, his substitute appointed pursuant to Clause 6.2(c)(ii), Sub-Investigator(s), the research subjects and the Institution's representatives, agents, officers and employees fail to adhere to the terms of this Agreement and any recommendation, direction or instruction by the Sponsor in relation to the administration and use of any drugs, clinical supplies, materials and resources so provided and / or supplied by the Sponsor to the Institution and the Principal Investigator;

(b) if the Institution, the Principal Investigator, his substitute appointed pursuant to Clause 6.2(c)(ii), Sub-Investigator(s), the research subjects and the Institution's representatives, agents, officers and employees fail to comply with any applicable laws, requirements and policies applicable to the performance of their / his obligations under this Agreement; or

(c) negligent act or omission or willful misconduct by the Institution, the Principal Investigator, his substitute appointed pursuant to Clause 6.2(c)(ii), Sub-Investigator(s), the research subjects and the Institution's representatives, agents, officers and employees, in

relation to the performance of their / his obligations under this Agreement.

11.3 The Parties respectively are required to secure and maintain in full force and effect throughout the performance of the Research Project a sufficient / appropriate insurance coverage.

12. DISPUTE RESOLUTION

12.1 The Parties shall in good faith, resolve any issue, dispute, disagreement or difference in opinion arising out of or in relation to this Agreement, in so far as it is possible, by way of first having a discussion on such issue, dispute, disagreement or difference in opinion between themselves to reach an agreeable solution by all parties to this Agreement.

12.2 If the Parties are unable to resolve such issue, dispute, disagreement or difference in opinion, then such issue, dispute, disagreement or difference in opinion shall first be referred to mediation with the Malaysian Mediation Centre established by the Malaysian Bar Council.

12.3 If the Parties are unable to resolve such issue, dispute, disagreement or difference in opinion by way of mediation, then such issue, dispute, disagreement or difference in opinion shall then be settled through the process of arbitration.

12.4 Arbitration

(a) The arbitration shall be held under the auspices of the Kuala Lumpur Regional Centre for Arbitration and conducted in accordance with the Rules for Arbitration of the Asian International Arbitration Centre for Arbitration.

(b) Such arbitration shall be presided by one (1) arbitrator who shall be appointed by the Parties. Should the Parties be unable to agree to the appointment of an arbitrator, the Director of the Asian International Arbitration Centre for Arbitration shall appoint the arbitrator.

(c) The decision of the arbitrator shall be final and binding on the Parties. As far as applicable, any award rendered shall be enforceable in accordance with Malaysian laws.

(d) Notwithstanding the foregoing, the award rendered may be entered in any court having jurisdiction or application may be made to such a court for judicial acceptance of the award and an order for enforcement (as the case may be).

(e) The language for the arbitration proceedings shall be English.

(f) Each party shall bear its own costs of the arbitration proceedings.

12.5 Notwithstanding the above option to refer to arbitration, the Parties shall have the right to waive such option and may refer such issue, dispute, disagreement or difference in opinion to the Malaysian courts.

12.6 Any issue being resolved through either method in this Clause 12 shall in no way operate as a waiver of the obligations of the Parties to perform their respective obligations under this Agreement or prevent either Party from seeking interlocutory relief through normal court process and pending the outcome of the decisions, the Parties hereto shall continue with their respective responsibilities under this Agreement.

13. ENDGAME PROVISIONS

13.1 Expiration

(a) This Agreement expires on:

(i) the 28 Feruary, 2020 or any extension thereof to the extent permitted; or

(ii) on the day the Research Project is complete as described in Clause 6.5;

whichever is the earlier.

13.2 Termination

(a) This Agreement may be earlier terminated in either the following instances:

(i) Termination: General

(aa) by mutual consent of the Parties in writing that the Parties believe that immediate termination is necessary due to their evaluation of risks to research subjects;

(bb) by mutual consent of the Parties in writing that the Institution and the Principal Investigator is unable or is not in the position to continue with the carrying out of the Research Project; and / or

(cc) by the Institution and the Principal Investigator, without giving any reason for such termination;

(ii) Termination: Default

(aa) breach of any term of this Agreement by either the Sponsor, the Institution or the Principal Investigator; and / or

(bb) either the Sponsor, the Institution or the Principal Investigator is found to be incompetent, guilty of gross misconduct and / or any serious or persistent negligence in the performance of its / his obligations outlined in this Agreement;

(iii) Termination: Others

(aa) the Sponsor and the Institution becomes subject to a winding-up order and orders related thereto; and / or

(bb) the Principal Investigator is adjudged bankrupt;

(iv) Termination: Force Majeure Event

as per Clause 14.

(b) Upon the occurrence of any of the above event(s):

(i) Termination: General

the termination of this Agreement pursuant to either Clause 13.2(a)(i) above, will be effective on the expiry of one (1) month from the date of a termination notice to be issued by the Institution or any extension thereof mutually agreed by the Parties in writing;

(ii) Termination: Default

(aa) upon the occurrence of any of the event(s) in Clause 13.2(a)(ii) above, the Parties may, in addition to any other remedies which they may have under this Agreement or by the governing law of this Agreement, give notice in writing to the defaulting party specifying the default and require the defaulting party to remedy the default complained of within one (1) month from the date of the said default notice;

(bb) if the defaulting party fails or is unable to remedy the default (where necessary), then at the expiration of the said default notice, this Agreement shall be terminated

with effect from another one (1) month from the expiration of the said default notice;

(iii) Termination: Others

the termination of this Agreement pursuant to Clause 13.2(a)(iii) above, will be effective on the expiry of one (1) month from the date of a termination notice to be issued by either the Sponsor or the Institution and the Principal Investigator, or any extension thereof mutually agreed by the Parties in writing.

13.3 Effect of Termination

(a) In the event of any termination, on the date of the termination notice or from the day preceding the expiry of the default notice:

(i) the Principal Investigator shall immediately cease and procure cessation of all acts in relation to the Research Project;

(iii) the Parties will co-operate to safely withdraw research subjects then receiving the Research Project drugs from drug treatment (if any) over a mutually agreeable period of time;

(iii) the Institution and / or the Principal Investigator shall either return to the Sponsor, destroy or retain all unused drugs, clinical supplies, materials and resources supplied by the Sponsor, as requested by the Sponsor;

(iv) the Principal Investigator shall continue to prepare and submit whatever remaining Research Project Result that can be prepared and submitted by the Principal Investigator to the Sponsor; and

(v) all payment shall become immediately due and payable by the Sponsor to suppliers;

(b) The termination of this Agreement shall not relieve the Parties' obligations and liabilities to each other in respect of, among others, the following:

(i) retaining in confidence the Confidential Information;

(ii) complying with any publication obligations and obtaining any written consent pursuant to and for purposes of Clause 10.3; and

(iii) indemnification obligation;

all of which obligations are binding on the appropriate party(ies) to this Agreement.

14. FORCE MAJEURE

14.1 Neither Parties shall be in breach of their obligations under this Agreement if the Parties are unable to perform their obligations under this Agreement (or any part of them), other than the payment obligation as a result of the occurrence of an Event of Force Majeure, which are extraordinary events or circumstances affecting this Agreement and are completely beyond the control of the Parties, which include but are not limited to the following:

(a) war (whether declared or not), hostilities, invasion and act of foreign enemies;

(b) insurrection, revolution, rebellion, military or usurped power, civil war or acts of terrorism;

(c) natural catastrophes including but not limited to earthquakes, floods and subterranean spontaneous combustion or any operation of the forces of nature against which the Parties could not reasonably have been expected to take precautions;

(d) nuclear explosion, radioactive or chemical contamination or radiation;

(e) pressure waves caused by aircraft or other aerial devices travelling at sonic or supersonic speeds; and

(f) riot, commotion or disorder.

14.2 If an Event of Force Majeure occurs by reason of which any of the parties to this Agreement is unable to perform any of its / his obligations under this Agreement (or any part thereof), the said party shall inform the others immediately of the occurrence of such Event of Force Majeure with full particulars thereof and the consequences thereof.

14.3 If the Parties consider the Event of Force Majeure to be of such severity or to be continuing for such period of time that it effectively frustrates the original intention of this Agreement, then the Parties may agree that this Agreement may be terminated upon mutual agreement of the Parties in writing.

14.4 If this Agreement is terminated by an Event of Force Majeure pursuant to the above Clause 14.3, all rights and obligations of the Parties under this Agreement shall forthwith terminate and neither parties to this Agreement shall have any claim against the other and neither parties to this Agreement shall be liable to each other save for any rights and liabilities accruing prior to the occurrence of the Event of Force Majeure.

14.5 Neither party to this Agreement shall be entitled to rely upon the provisions above if the Parties reasonably determine that an Event of Force Majeure has not occurred.

14.6 The Parties shall continue to perform those parts of those obligations not affected, delayed or interrupted by an Event of Force Majeure and such obligation shall, pending the outcome of this Clause continue in full force and effect.

15. DATA PROTECTION

The Parties shall have adequate measures in place to ensure that its personnel complies at all times with the provisions and obligations contained in the Personal Data Protection Act 2010 and all relevant laws and regulations relating to the same ("PDPA").

16. GENERAL PROVISIONS

16.1 Nature of Agreement

(a) Assignment, Novation and Binding Effect

(i) Assignment and Novation

The Parties acknowledge and agree that the Sponsor and the Institution may, to the extent permitted, assign any of their rights or novate their rights and obligations to their related companies, subject to the Parties' consent in writing having been first obtained.

(ii) Binding Effect

This Agreement shall be binding and endure to the benefit of the permitted successors and assigns of the Sponsor and the Institution respectively.

(b) Entire Agreement

(i) This Agreement:

(aa) contains the entire agreement between the Parties with respect to its subject matter; and

(bb) supersedes and cancels in all respects all previous agreements made between the Parties in respect of the subject matter herein.

(ii) This Agreement may be modified, varied and / or amended by way of:

(aa) a supplemental agreement between the Parties; or

(bb) a letter, exchanged between and signed by the duly authorised representatives of the Parties.

(iii) Such modification, variation and / or amendment shall be deemed to become effective and the relevant provisions of this Agreement shall be deemed to have been modified, varied and / or amended accordingly, and shall be read and construed as if such modification, variation and amendment have been incorporated in and have formed part of this Agreement at the time of execution thereof.

(c) Further Acts and Deeds

The Parties shall execute, do and procure all other necessary persons, if any, to execute and do all such acts and things as may be required to give full effect to the terms of this Agreement.

(d) Severability

(i) If any of the provisions of this Agreement is found to be void or unenforceable, in whole or in part, under any applicable law, requirement or policy, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

(ii) Notwithstanding the foregoing, the Parties shall thereupon negotiate in good faith in order to agree upon the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

(e) Matters Not Provided For In This Agreement

(i) The Parties acknowledge that it is not practicable to set out in detail the terms relating to the Research Project and matters related thereto.

(ii) If during the term of this Agreement, there shall arise any matter pursuant to this Agreement which is not provided for in this Agreement and on which an agreement has to be reached between the Parties, the matter shall be discussed between the Parties hereto in good faith and within the spirit of this Agreement with a view to arriving at an agreement thereto.

(iii) If and when such an agreement is reached on any such matter, the details of the same shall be effected in accordance with the modification, variation and amendment provisions of Clause 15.1(b)(ii) and (iii) above and deemed to have been incorporated in and have formed part of this Agreement.

16.2 Waiver

(a) Knowledge or acquiescence by any of the parties to this Agreement, of or in any breach of any of the term of this Agreement, shall not operate as or be deemed to be waiver of such term, and notwithstanding such knowledge or acquiescence, such party shall be entitled to exercise its respective rights under this Agreement and under the governing law of this Agreement, and to require strict performance by other parties to this Agreement of such term.

(b) Any waiver by any of the parties to this Agreement of a breach of this Agreement on the part of other parties to this Agreement shall not constitute a precedent as to any subsequent breach on the part of such party.

16.3 Notices and Communication as Between the Parties

(a) Any notice and / or correspondence required and authorised to be given by any party to this Agreement to the appropriate party to this Agreement pursuant to this Agreement shall be given in writing by either the following means of communication:

(i) by facsimile transmission:

Any notice and / or correspondence sent by facsimile transmission shall be deemed to have been duly given on the date of transmission duly evidenced by a fax transmission report.

(ii) by hand to the address and addressee of the Parties as stated in Clause 15.3(b) and duly acknowledged receipt;

(iii) by pre-paid registered post or courier:

Any notice and / or correspondence sent by pre-paid registered post or courier, which is not returned to the sender as undelivered shall be deemed to have been given on the tenth (10th) working day after the envelope is pre-paid, registered and posted / couriered, and that it has not been so returned to the sender, shall be sufficient evidence that the notice and / or correspondence has been duly given.

(b) Communication Particulars of the Parties

(i) **The Sponsor:** **Bionexus Gene Lab Sdn Bhd**

Address:	10-2 Tower B, Vertical Business Suite, 8 Jalan Kerinchi, Bangsar South, 59200 Kuala Lumpur
Telephone No.:	+60122126512
Fax No.:	+60322466001
Attention:	C Y Leong

(ii) **The Institution:** **INSTITUT JANTUNG NEGARA SDN. BHD.**

Address:	No. 145, Jalan Tun Razak 50400 Kuala Lumpur
Telephone No.:	+6 03-2617 8200
Fax No.:	+6 03-2694 0575
Attention:	Datuk Dr Aizai Azan Abdul Rahim

(iii) **The Principal Investigator**

Address:	No. 145, Jalan Tun Razak 50400 Kuala Lumpur
Telephone No.:	+6 03-2617 8200
Fax No.:	+6 03-2697 3040
Attention:	Dato Dr Amin Ariff Bin Nuruddin

(c) Service of any legal proceedings concerning or arising out of this Agreement shall be effected by any of the parties to this Agreement by causing the document in question to be delivered to the other parties to this Agreement at its / his address as stated in Clause 15.3(b) above, or such other address as the Parties may notify in writing from time to time.

16.4 Governing Law

(a) This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

(b) The Sponsor shall, from time to time, provide guidance, recommendations, advice, directions or instructions to the Institution and the Principal Investigator on the administration and use of any drugs, clinical supplies, materials and resources so provided and / or supplied by the Sponsor to the Institution and the Principal Investigator and other matters related to the Research Project.

16.5 Legal Fee and Stamp Duties

(a) The Sponsor shall be responsible for payment of the costs and expenses for the preparation and execution of this Agreement, including legal fee.

(b) The stamp duty payable for this Agreement shall be paid by the Sponsor.

[END OF CLAUSES]

IN WITNESS WHEREOF the Parties have executed this Agreement the day and year first above written.

The Sponsor

Signed by)
Lai Soo Kow, Chairman)
for and on behalf of)
Bionexus Gene Lab Sdn Bhd) ....
(Company No. / Registration No. 1139073-T)
)
in the presence of:)
Leong Chi Yuen, President) ....

BioNexus Gene Lab Sdn. Bhd.
(1139073-T)
Unit 10-02, Tower B, Vertical Business Suite II
Avenue 3, Bangsar South,
No.8, Jalan Kerinchi, 59200 Kuala Lumpur.
Tel : +603-7494 0760

The Institution

Signed by)
Datuk Dr Aizai Azan Abdul Rahim)
Chief Executive Officer)
for and on behalf of)
INSTITUT JANTUNG NEGARA SDN.)
BHD.) ....
(Company No. 245794-V))
)
in the presence of:)
) ....

MOHD FAIZAL RAMLI
SENIOR MANAGER
CLINICAL RESEARCH DEPARTMENT
INSTITUT JANTUNG NEGARA

The Principal Investigator

Signed by)
Dato Dr Amin Ariff Bin Nuruddin)
Principal Investigator)
([Malaysian] National Registration Identity)
Card No. [NEW580707075545] /) ....
)
)
in the presence of:) ....

MOHD FAIZAL RAMLI
SENIOR MANAGER
CLINICAL RESEARCH DEPARTMENT
INSTITUT JANTUNG NEGARA

APPENDIX 1
Research Protocol
(Clause 6.1(a))

APPENDIX 2

Study Title: Acute Myocardial Infraction diseases Protocol
Sponsor: Bionexus Gene Lab Sdn Bhd
Principal Investigator: Dato Dr Amin Ariff Bin Nuruddin
Target Number: 30

Assessment	For 1 Subject (MYR)	For 30 Subject (MYR)
Obtain Informed Consent	150	4500
Screening		
Withdraw Blood		
Fill Up Document	150	4500
Token of Appreciation	100	3000
Total	400	12000
Trial Management and utilization of Freezer		3000
Total		**15000**
20% IDC		**3000**
Total with 20% IDC		**18000**

The Research Fund shall be disbursed by the Sponsor to the Institution as follows:

a) Trial Management and utilization of freezer MYR3, 000.00 will be paid to Institution upon execution of this agreement as per invoiced.

b) Payment will be made to Institution upon receipt the invoice on subject fee for every 3 month based on number of subject enrolled.

d) Archiving fee at site MYR720.00 per year.

Account Details

Account Owner: Institut Jantung Negara Sdn Bhd
Account Number/IBAN: 51409300 0030
Bank: Malayan Banking Berhad
Address: Bangunan Yayasan Selangor,Jalan Raja Muda Aziz,50300 Kuala Lumpur
Sort/Swift Code: MBBEMYKL

CONFIDENTIAL

Blood-based Genomic Signatures in Acute Myocardial Infarction Risk Prediction

Version Date 23 June 2018

RESEARCH PROPOSAL

Study Synopsis

Title:
Blood-based Genomic Signatures in Acute Myocardial Infarction Risk Prediction

Protocol number:
Protocol BGSAMIRP-0001; Version Date 23 June 2018

Primary Objective:
To collect peripheral blood samples and corresponding clinical information to enable the identification of gene expression biomarkers that are associated with Acute Myocardial Infarction

Study Design:
Case-control study with very minimal risk to participants

Study Population:
Individuals with early stage of Acute Myocardial Infarction as well as healthy volunteers

Study Duration:
Approximately 8 months

Study site/s:
Institut Jantung Negara (IJN), Kuala Lumpur

Name and Institution of Principal investigator:
Dato' Dr Amin Ariff Bin Nuruddin, IJN Kuala Lumpur

Name and address of Sponsor:
Bionexus Gene Lab Sdn Bhd
Unit 20-12, Camellia Serviced Suite
No 5 Jalan Kerinchi
Bangsar South
59200 Kuala Lumpur
Wilayah Persekutuan Kuala Lumpur

Contents

1.0 Introduction

Myocardial infarction (heart attack) remains a leading cause of death for both men and women in the United States, Europe, China and Malaysia. Each year approximately 715,000 of Americans experience a heart attack; approximately 162,000 of which are fatal [1]. Heart attacks are more likely after the age of 45 for men or post-menopause (usually after age 50) for women.

During an acute myocardial infarction (AMI), a clot in one of the arteries of the heart blocks the flow of blood to the myocardium; within minutes, heart muscle begins to die. After the onset of heart attack without prompt intervention the damaged myocardium cannot recover. The prognosis depends on very much to the time of treatment. The fatality rate immediately following acute myocardial infarction is particularly high, and almost half of victims die before being treated in hospital [2].

The need for timely intervention following AMI has prompted investigation into the use of biomarkers for early diagnosis. Biochemical markers released into blood within the first few hours after heart tissue damage have been sought. In some cases such blood tests can identify high-risk conditions signifying imminent myocardial infarction. Blood based biomarkers of myocardial injury include the "gold standard" cardiac troponin I (cTnI) and cardiac troponin T (cTnT) [3]. However, due to the relative timing delay in troponin release into blood, more specific, sensitive biomarkers are still urgently need to reduce AMI mortality [4]. Currently available biomarkers in clinical use are mainly proteins and polypeptides [5]; more recently, gene signatures and genomic biomarkers have shown potential in such clinical applications as disease detection, prognosis and targeted therapy. These include novel genetic biomarkers, such as the ST2 gene or microRNA biomarkers, still under investigation [6, 7].

Peripheral blood includes immune cells, which dynamically respond to various physiological conditions such as lesions and injury occurring in the body. Such information regarding the current state of health or disease of an organism is conveyed in the blood via interactions between circulating blood cells and the cells, tissues and organs of the body [8]. Blood cells therefore act as "sentinels" that indicate the status of health or disease in the body. As blood samples may be readily obtained with little discomfort to patients, biomarkers derived from blood RNA provide an alternative to tissue biopsies for the diagnosis and prognosis of disease [9].

Over the past decades our research has demonstrated that RNA profiling in whole blood may be used to develop molecular signatures of disease across a broad spectrum of pathologies, including heart disease, carcinomas, inflammatory bowel diseases and psychiatric disorders [10-16]. We also shown that peripheral blood cells undergo profound molecular changes during atherogenesis, which alterations might be used as biomarkers to identify heart failure [15].

The present study proposes to identify AMI-associated blood gene expression signatures. We propose to generate and analyze gene expression profiles from whole blood in patients with AMI and controls without heart diseases. Such blood genomic signatures have the intriguing potential to act as markers of adverse outcomes following AMI, risk stratification of AMI patients or as targets in biomarker-guided therapy in individualized patient treatment and everyday clinical practice.

2.0 Study Objectives

1. To collect peripheral blood samples and corresponding clinical information from AMI patients and healthy volunteers
2. To enable the identification of gene expression biomarkers that are associated with AMI
3. To collect gene expression profiles and Case Report Form from participants for inclusion in a research database.

3.0 Study Design

This is a case-control study with very minimal risk to participants. All participants who meet the inclusion/exclusion criteria for the study will be enrolled. Their participation will consist of providing a blood sample and anonymous clinical data. The study will be performed at Institut Jantung Negara, Kuala Lumpur.

4.0 Study Population

At least 60 subjects will be entered in this study. Sample size requirements will ultimately depend on the variability in gene expression patterns and prevalence of AMI. Additional subjects may therefore be required to meet the study objectives. The study population comprises of individuals with AMI as well as healthy volunteers.

5.0 Inclusion Criteria

5.1 Healthy volunteers

- Male/Female aged 21 years and above
- No history of AMI or other heart diseases
- No family history of AMI or other heart diseases

5.2 AMI patients

- Male/Female aged 21 years and above
- Subjects with confirmed AMI by a medical doctor
- Subjects must have been referred to the IJN for further treatment
- Subjects must be able to provide informed consent to participate in the study

6.0 Exclusion Criteria

- Subjects with known blood-borne infectious diseases (e.g. HIV, Hepatitis)
- Subjects with history of chronic diseases or under medications (e.g. cancer)

7.0 Study Duration

The study will remain open until adequate samples have been collected. However, it is anticipated that the whole duration of study will be limited to 8 months with a projected recruitment rate of 15-20 subjects per month.

8.0 Materials and Equipment

Study site will be provided with the following materials and equipment:

- PreAnalytiX (PAXgene)™ Blood RNA Tubes
- PreAnalytiX (PAXgene)™ Discard Tubes
- 21G x ¾" x 12" butterfly needles
- Vacutainers
- Consent Forms
- Case Report Forms

9.0 Study Procedures

9.1 Consent Process

Consent forms will be provided to patients checking into IJN clinic. Each potential study subject will have the opportunity to read and review the consent form. The study investigator or his/her designee will explain the study and the consent form to the potential study subject and will answer any questions the potential subject may have.

9.2 Clinical Data Collection

Upon admission to the IJN and after obtaining patient's consent, demographic data and a brief clinical history will be collected from AMI patients. Each study subject will be given a Case Report Form (CRF) to complete. Whenever possible, clinic staff will review the questionnaire with the subject. Subjects will be screened to ensure the inclusion and exclusion criteria were met.

9.3 Sample Collection

After obtaining the consent, approximately 2.5 milliliters of peripheral blood will be collected from all participants; these include normal controls and AMI patients. Blood will be collected using IJN's recommended procedure for standard venipuncture technique. Blood will be drawn from each patient using the BD Vacutainer (Becton Dickinson, USA) with attached 21G x ¾" x 12" butterfly needle directly into the PreAnalytiX (PAXgene)™ Blood RNA Tube (Qiagen, Germany). If the PAXgene Blood RNA Tube is the only tube to be drawn, few blood droplets should be drawn into a "Discard Tube" prior to drawing blood into the PAXgene Blood RNA Tube so the interior volume of the blood collection set used during phlebotomy can be primed. Otherwise, the PAXgene Blood RNA Tube will be the last tube drawn in the phlebotomy procedure. At least 10 seconds need to be allowed for a complete blood

draw to take place. Then, the tube will be removed from the holder after ensuring that the blood has stopped flowing into the tube. The PAXgene Blood RNA Tube with its vacuum is designed to draw 2.5 ml of blood into the tube. The level of the blood collected can be checked near to the red line of the tube. Under-filling of the PAXgene Blood RNA Tubes will result in an incorrect blood-to-additive ratio and may lead to incorrect analytic results or poor product performance. The following techniques will be followed to prevent possible backflow:

- Donor's arm placed in a downward position.
- Tube was hold in a vertical position, below the donor's arm during blood collection.
- Tourniquet released as soon as blood starts to flow into the tube.
- Tube additives not touching the stopper or end of the needle during venipuncture.

Immediately after blood collection, the tubes will be inverted 8–10 times. The samples will be kept at room temperature for 2 hours. If RNA extraction does not proceed immediately, then the tubes will be stored at -20 degrees Celsius. Where possible, blood samples will be drawn prior to start of the treatment. Sample collection information including time of blood draw, will be entered into the CRF form provided by the Sponsor.

9.4 RNA Extraction

RNA will be extracted from each blood sample using the PreAnalytiX (PAXgene)™ RNA Blood Extraction Kit (Qiagen, Germany), according to manufacturer's protocol. The concentration and purity of the RNA will be analyzed using the Spectrophotometer NanoDrop™ 2000c (Thermo Scientific, USA). The integrity of the RNA will be determined using the Agilent 2100 BioAnalyzer RNA 6000 Nano Chip platform (Agilent Technologies, USA). Only samples with a RIN ≥ 7.0 and 28S:18S rRNA ≥ 1.0 will be used for analysis. Purified RNA will be stored at -80 degrees Celsius until further use.

9.5 Microarray Processing

GeneChip® Gene Profiling cGMP v 1.2 Microarray Instrumentation System (Affymetrix) will be utilized in this study. The system consists of 3000Dx scanner with autoloader, FS450Dx fluidics station, Barcode Reader, Hybridization Oven 645 and System workstation installed with Affymetrix® Molecular Diagnostic Software (AMDS). Gene Profiling Array cGMP U133 P2 (Affymetrix) will be used for RNA hybridization. This array contains all the known genes in the human genome and is readily available at a competitive price. The procedures will be in accordance with the manufacturer's protocol.

9.5.1 Sample Preparation

GeneChip 3' IVT PLUS Reagent Kit will be used for preparing biotinylated target from purified total RNA samples suitable for hybridization to GeneChip expression probe arrays. Double-stranded cDNA will be synthesized from the total RNA. An in vitro transcription (IVT) reaction is then done to produce biotin-labeled cRNA from the cDNA in a 16-hours incubation. After incubation, the cRNA will be purified and fragmented before hybridization.

9.5.2 Sample Hybridization

A hybridization cocktail will be prepared, including the fragmented cRNA and probe array controls. It is then hybridized to the probe array during a 16-hours incubation period, according to Standard Operating Procedures (SOP).

9.5.3 Probe Array Washing and Staining

Immediately following hybridization, the probe array undergoes an automated washing and staining protocol on the fluidics station. Specific experimental information is defined using AMDS software on a PC-compatible workstation. The fluidics station is then prepared for use by priming with the appropriate buffers.

9.5.4 Probe Array Scan

Once the probe array has been hybridized, washed, and stained, it will be scanned. The software defines the probe cells and computes intensity for each cell. Data obtained will be analyzed with sophisticated softwares.

9.6 Data Analysis

Gene expression profiles obtained from the probe array scan will be processed using Affymetrix Expression Console software and normalized by the MAS5 normalization method. To identify candidate genes for AMI, probe sets will be selected from the MAQC list for Affymetrix U133 P2 microarray together with other probe set filtering criteria.

After probe set filtering, top 60 probe sets exhibiting the highest correlation coefficient values with AMI will be selected as the primary probe sets. This can be calculated using the CORREL function of Microsoft Excel software. Subsequently, another 60 probe sets exhibiting high correlation coefficient values with the primary 60 probe sets will be selected as secondary probe sets. These 120 probe sets will be paired with each other to achieve 14,280 pairs of probe sets. A 3-pair combination will be generated from these 14,280 pairs using Monte Carlo algorithm to calculate the area under the receiver-operating characteristic (ROC) curve (AUC).

The top 300 3-pair combinations with the highest ROC AUC will be selected for the next round of best combination search and this will be repeated until the search narrowed down to a few 3-pair combinations with the best ability to distinguish AMI from healthy controls. The ROC AUC values and boxplots of each 3-pair combination in diagnosing AMI will be calculated using MedCalc statistical software.


Collection of blood samples
Total RNA Extraction
RNA concentration check
RNA Quality check
Data Analysis
Array scan
Microarray processing

Figure 1: Schematic diagram of blood-based gene expression study

10.0 Conflict of Interest

There is no conflict of interest.

11.0 Expected Output and Outcomes

11.1 Expected Output

One publication in an international journal and one presentation.

11.2 Expected Outcomes

The development of a blood-based gene expression panel will enable the early detection of AMI.

12.0 Safety Considerations: Summary of the known and potential risks and benefits, if any, to human subjects

12.1 Risks of Project

There is low risk in obtaining blood samples from the patient. This is a routine procedure performed daily in the hospital.

12.2 Benefits

The identification of a blood gene expression panel that distinguishes AMI from non-AMI subjects.

13.0 Quality Control and Quality Assurance

Quality control and quality assurance will be applied to all laboratory analysis.

14.0 Publication Policies

All researchers and co-researchers will publish the results of this study in compliance with the protocol, the Good Clinical Practice Guidelines and any applicable regulatory requirement(s). Approval from related authorities will be sought before submitting the results for publication.

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